Exhibit.99.B 14b

Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACOUNTING FIRM

We consent to the incorporation by reference of our report dated February 20, 2007 relating to the financial statements and financial highlights of MFS Growth Opportunities Fund appearing in the Annual Report on Form N-CSR of MFS Growth Opportunities Fund for the year ended December 31, 2006 in the combined Prospectus/Proxy Statement included in this Registration Statement on Form N-14 of Massachusetts Investors Growth Stock Fund.

We also consent to the references to us under the captions “Independent Registered Public Accounting Firm” and “Representations and Warranties” (section 4 paragraph 4.1(f) of the Form of Agreement and Plan of Reorganization) included in such combined Proxy/Prospectus and “Independent Registered Public Accounting Firm and Financial Statements” in the Statement of Additional Information which are part of such Registration Statement.

DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP

Boston, Massachusetts

March 5, 2007